                                                                    EXHIBIT 99.1

                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE

         THIS EXHIBIT IS BEING FILED AS A RESULT OF CERTAIN DISCLOSURE OBLIGATIONS OF METAL MANAGEMENT, INC. TO AN AD HOC COMMITTEE OF CERTAIN HOLDERS OF ITS SENIOR SECURED NOTES AND SENIOR SUBORDINATED NOTES. IT CONSISTS OF A DRAFT OF THE FINANCIAL PROJECTIONS WHICH WILL BE FILED BY THE COMPANY AS PART OF A DISCLOSURE STATEMENT TO BE FILED WITH THE BANKRUPTCY COURT. THE EXHIBIT IS LIKELY TO CHANGE PRIOR TO ITS FILING WITH THE BANKRUPTCY COURT. THE PROJECTIONS ARE FORWARD LOOKING IN NATURE AND, THEREFORE, ARE SUBJECT TO ALL OF THE QUALIFICATIONS REGARDING THE COMPANY'S AFFAIRS DISCLOSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K WITH RESPECT TO THE FISCAL YEAR ENDED MARCH 31, 2000 (INCLUDING THOSE SET FORTH UNDER THE HEADING "INVESTMENT CONSIDERATIONS") AND IN ANY PUBLIC REPORT FILED AFTER THAT DATE.

         PROJECTED FINANCIAL INFORMATION

                  INTRODUCTION

         As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See "Voting and Confirmation of the Plan - Confirmation" and "--Feasibility." In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. Prior to the Petition Date, the Debtors' management developed the Debtors' Business Plan and prepared certain projections of the Debtors' operating profit, free cash flow and certain other items for the fiscal years 2001 through 2004 (the "Projection Period"). Such projections summarized below are based upon assumptions made prior to the Petition Date and have been adjusted to reflect the terms of the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Projections").

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED DEBTORS) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE


         The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the historical consolidated financial information (including the notes and schedules thereto) including in Exhibit __ to the Disclosure Statement.

         PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS

         The Projections are based on, and assume the successful implementation of, the Debtors' Business Plan. Both the Business Plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors and Reorganized Debtors, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtors. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Debtors or Reorganized Debtors to achieve the projected results of operations. See "Risk Factors" for a discussion of the certain factors that may affect the future financial performance of the Debtors and the Reorganized Debtors and of various risks associated with the Plan.

         Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors."

         Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

(a) General Economic Conditions: The Projections were prepared on assumptions that general economic conditions existing at the time of the Projections were prepared will last throughout the Projection Period and that the general economic climate in the United States will remain relatively stable. With respect to the industry environment affecting the scrap metal recycling industry, during most of fiscal 2001 (calendar 2000), a pronounced decline in pricing has adversely affected the Company. The Projections generally assume no further material cyclical declines and an industry environment similar to calendar 1999 exists during the fiscal 2002 through fiscal 2004 time frame.

(b) Other General Assumptions: The Projections do not assume any material acquisitions or divestitures of businesses. Specific capital expenditures lead to volume growth in certain regional locations. Seasonality is considered, with the first quarter slightly stronger than other quarters.

(c) Sales: Sales are projected based on separate regional assumptions of volumes and pricing. Weak pricing conditions are reflected through the end of March 2001, and thereafter market pricing is assumed to return to long-term historical average ferrous and non-ferrous prices. Separate adjustments to the long-term average price is made to

                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE


         calculate regional sales levels, based on historical variations in such regions to the national average price.

(d) Cost of Sales: Cost of sales is based on metal margin and process costs. Metal margin during the Projection Period is generally consistent with the levels earned during fiscal 2001 (current fiscal year). Processing costs include specific assumptions relating to direct wages and benefits (assumed to increase at 4% per year), freight costs (assumed at $15 per ton), fuel and operating costs (based on current levels, with modest energy price declines beginning in fiscal 2002), and repair costs (at historical levels). Rent expense is assumed at current levels, with no favorable impact reflected from potential lease rejections or additional rationalization of facilities.

(e) Sales and Administrative Expense ("S&A Expense"): Salaries are projected at current levels, increasing 4% per year, with overtime and bonus costs generally consistent with historical levels. Corporate rent is projected with inflation factors.

(f) Interest Expense: The Projections reflect the terms of the Exit Facility and Senior Notes as set forth in the Plan.

(g)      Income Taxes: A tax rate of 38% is applied to derive tax expense.

(h) Capital Expenditures: Approximately $16 million per year is projected, with the bulk of such amount related to ordinary maintenance and the remainder attributable to specific projects.

(i) Working Capital: Receivables, inventory, and payables levels are projected according to historical relationships with respect to purchase and sales volumes.

(j) Fresh-Start Reporting: The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the "Reorganization SOP"). The Projections have been prepared generally in accordance with the "fresh-start" reporting principles set forth in the Reorganized SOP, giving effect thereto as of March 31, 2001. The principal effects of the application of these fresh-start principles are summarized below:

                  Under the Reorganization SOP, Reorganized Metal Management will be required to record as an intangible asset the excess, if any, of its total reorganization value over the fair value of its identifiable net assets ("Reorganized Goodwill") as of the Effective Date to be amortized over a period which, in accordance with the Reorganized SOP, generally is to be substantially less than 40 years. For purposes of the Projections, it has been assumed that the leveraged net equity balance as of the Effective Date is $65 million. The Projections also assume that, after giving effect to certain eliminations in connection with the reorganization, the fair value of Reorganized Metal Management's fixed assets and other non-current assets will be equal to the projected net book value of such assets as of the

                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE


                  Effective Date, except that the Property, Plant and Equipment account will be reduced accordingly.

                  The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. Reorganized Metal Management will be required to determine the amount by which its reorganization value as of the Effective Date exceeds, or is less than, the fair value of its assets as of the Effective Date. Such determination will be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of Reorganized Metal Management's reorganized value. In all events, such valuations, as well as the determination of the fair value of Reorganized Metal Management's assets and the determination of its actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

         PROJECTIONS

         The projected consolidated financial statements of the Reorganized Debtors set forth below have been prepared based on the assumption that the Effective Date is March 31, 2001. Although the Debtors presently intend to seek to cause the Effective date to occur as soon as practicable, there can be no assurance as to when the Effective Date actually will occur.

         Reorganized Metal Management and Subsidiaries Projected Consolidated Balance Sheet as of March 31, 2001 (the "Effective Date Balance Sheet") set forth below presents: (a) the projected consolidated financial position of the Reorganized Debtors prior to Confirmation and the consummation of the transactions contemplated by the Plan; (b) the projected adjustments to such projected consolidated financial position required to reflect Confirmation and the consummation of the transactions contemplated by the Plan (collectively, the "Balance Sheet Adjustments"); and (c) the projected consolidated financial position of the Reorganized Debtors, after giving effect to the Balance Sheet Adjustments, as of March 31, 2001. The Balance Sheet Adjustments set forth in the columns captioned "Debt Discharge" and "Fresh Start and Other Adjustments" reflect the assumed effects of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Effective Date Balance Sheet.

         Reorganized Metal Management and Subsidiaries Projected Consolidated Balance Sheets as of the end of fiscal years 2001 through 2004 set forth below present the projected consolidated position of the Reorganized Debtors, after giving effect to Confirmation and the consummation of the transactions contemplated by the Plan, as of the Effective Date and the end of each fiscal year in the Projection Period.

                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE


         The Debtors and Reorganized Metal Management and Subsidiaries Projected Consolidated Statements of Operations and Projected Consolidated Statements of Cash Flows set forth below present the projected consolidated results of operations for the fiscal year ending March 31, 2001 and for each fiscal year included in the Projection Period.

                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE

         THE DEBTORS AND REORGANIZED METAL MANAGEMENT AND SUBSIDIARIES
                      PROJECTED CONSOLIDATED BALANCE SHEET



                                                                       MARCH 31, 2001
                                                                         (UNAUDITED)
                                                                      (ACTUAL DOLLARS)
                                             -------------------------------------------------------------------------
                                                                                   Fresh Start
                                                 Projected           Debt           and Other           Projected
                                             Pre-Confirmation      Discharge       Adjustments      Post-Confirmation     Notes
                                             ----------------   --------------   ---------------   -------------------    ------
ASSETS
Current assets:
    Cash                                      $     909,763     $         --       $          --        $     909,763
    Accounts receivable, net                    132,102,107                                               132,102,107
    Inventories                                  51,600,000                                                51,600,000
    Prepaid expenses                              3,273,021                                                 3,273,021
    Other current assets                          3,435,256                                                 3,435,256
                                              -------------     -------------      -------------        -------------
    Total current assets                        191,320,147               --                  --          191,320,147

Property and equipment, net                     155,056,651                          (12,489,894)         142,566,757
Goodwill, net                                   276,847,973                         (276,847,973)                  --     (1)
Reorg. value in excess of ident. assets                  --                                   --                   --     (1)
Deferred financing costs, net                     9,885,991                           (9,885,991)                  --     (1)
Investments in joint ventures                     3,184,735                                                 3,184,735
Other assets                                      1,609,268                                                 1,609,268
                                              -------------     -------------      -------------        -------------
    TOTAL ASSETS                                637,904,765       $       --       $(299,223,858)        $338,680,907
                                              =============     =============      =============        =============
LIABILITIES AND EQUITY
Current liabilities:
    Accounts Payable                           $ 38,832,240                                                38,832,240
    Other accrued liabilities                     8,547,140                                                 8,547,140
    Accrued bond interest                         9,657,763        (9,657,763)                                     --     (2)
    Accrued bonuses                               2,372,785                                                 2,372,785
    Accrued insurance                             1,217,713                                                 1,217,713
    Current portion of debt                       1,552,612                                                 1,552,612
                                              -------------     -------------      -------------        -------------
    Total current liabilities                    62,180,253        (9,657,763)                             52,522,490

Long term debt, SCF                             175,665,645                            3,520,000          179,185,645     (3)
Long term debt, Senior note offering                     --                                                        --
Long-term debt, 12 3/4% Senior Notes             33,028,125                                                33,028,125
Long-term debt, other                             4,178,274                                                 4,178,274
Liabilities subject to compromise               192,000,000      (192,000,000)                                     --     (2)
Other liabilities                                 3,516,372                            1,250,000            4,766,372     (3)
                                              -------------     -------------      -------------        -------------
    TOTAL LIABILITIES                           470,568,670      (201,657,763)         4,770,000          273,680,907

Stockholders equity:
    Convertible preferred stock - Series B        1,009,000        (1,009,000)                                     --     (2)
    Convertible preferred stock - Series C        5,100,000        (5,100,000)                                     --     (2)
    Common Stock, Warrants, PIC                 312,151,186       207,766,763       (454,917,949)          65,000,000     (1)
    Retained earnings (accumulated deficit)    (150,924,091)                         150,924,091                   --     (1)
                                              -------------     -------------      -------------        -------------
    Total stockholders equity                   167,336,095       201,657,763       (303,993,858)          65,000,000
                                              -------------     -------------      -------------        -------------

TOTAL LIABILITIES AND EQUITY                  $ 637,904,765     $          --      $(299,223,858        $ 338,680,907
                                              =============     =============      =============        =============


                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE


Notes to Reorganized Metal Management Projected Consolidated Balance Sheet

1. Estimated "fresh start" accounting adjustments reflect a leveraged equity value of $65 million. For illustrative purposes, all of the book intangible asset value is eliminated and Property, Plant & Equipment is reduced to derive balanced accounts.

2. Adjustments in connection with the financial restructuring transaction which will result in the conversion of $180 million of senior subordinated debt and approximately $9.6 million of related and other interest.

3. Costs at closing pertain to the exit financing commitment fee, professional fees, and an unsecured note to be issued for payment of certain professional fees.

                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE

         THE DEBTORS AND REORGANIZED METAL MANAGEMENT AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)
                                (DOLLARS ACTUAL)


                                            Pre-Effective Date,
                                                  Debtors                     Reorganized Metal Management
                                            -------------------     ---------------------------------------------------
                                                  Fiscal                Fiscal             Fiscal           Fiscal
                                                   2001                  2002               2003             2004
                                            -------------------     --------------     --------------   ---------------

Sales                                         $ 896,742,828         $1,035,237,088     $1,059,970,683   $ 1,072,131,542
Cost of Goods Sold                              830,315,300            947,225,820        964,361,734       963,562,855
                                              -------------         --------------     --------------   ---------------

Gross Margin                                  $  66,427,529         $   88,011,268     $   95,608,949   $   108,568,687
    Gross Margin %                                     7.4%                   8.5%               9.0%             10.1%
Sales & Administrative Expense (Exc. Amort)      59,150,648             58,849,399         62,002,411        61,697,414
Goodwill & Reorg Value Amortization               8,005,809                     --                 --                --
Other (Income) / Expense                           (159,838)               (13,800)           (13,800)          (13,800)
Interest Expense and Fees                        37,796,656             21,761,885         18,334,366        16,530,945
Amortization of Financing Costs                   2,581,806                     --                 --                --
(Gain) / Loss on Sale of Assets                    (294,842)            (2,518,000)                --                --
Non-Recurring Expense                             8,919,830                     --                 --                --
                                              -------------         --------------     --------------   ---------------

Earnings Before Tax                           $ (49,572,540)        $    9,931,785     $   15,285,972   $    30,354,128
                                              -------------         --------------     --------------   ---------------
Taxes / Tax Asset Write-Off                       8,291,107                     --                 --        11,868,859
                                              -------------         --------------     --------------   ---------------
    Net Income                                $ (57,863,647)        $    9,931,785     $   15,285,972   $    18,485,269
                                              -------------         --------------     --------------   ---------------


                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE

         THE DEBTORS AND REORGANIZED METAL MANAGEMENT AND SUBSIDIARIES
                      PROJECTED CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)
                                (DOLLARS ACTUAL)


                                                                     Fiscal Year Ended March 31,

                                                  2001                   2002               2003             2004
                                              -------------         --------------     --------------   ---------------
ASSETS
Current assets:
    Cash                                      $    909,763           $    909,763       $    909,763      $    909,763
    Accounts receivable, net                   132,102,107            145,704,815        148,690,418       150,396,404
    Inventories                                 51,600,000             61,566,864         59,627,830        58,828,892
    Prepaid expenses                             3,273,021              3,273,021          3,273,021         3,273,021
    Other current assets                         3,435,256              1,885,256          1,885,256         1,885,256
                                              ------------           ------------       ------------      ------------
    Total current assets                       191,320,147            213,339,720        214,386,288       215,293,336

Property and equipment, net                    142,566,757            126,382,505        118,283,967       117,471,144
Goodwill, net                                           --                     --                 --                --
Reorg. value in excess of ident. assets                 --                     --                 --                --
Deferred financing costs, net                           --                     --                 --                --
Investments in joint ventures                    3,184,735              3,184,735          3,184,735         3,184,735
Other assets                                     1,609,268              1,609,268          1,609,268         1,609,268
                                              ------------           ------------       ------------      ------------
    TOTAL ASSETS                              $338,680,907           $344,516,228       $337,464,259      $337,558,483
                                              ============           ============       ============      ============
LIABILITIES AND EQUITY
Current liabilities:
    Accounts Payable                          $ 38,832,240           $ 62,118,759       $ 63,124,892      $ 63,491,229
    Other accrued liabilities                    8,547,140              7,637,136          6,852,975         6,292,975
    Accrued bond interest                               --                     --                 --                --
    Accrued bonuses                              2,372,785              2,372,785          2,372,785         2,372,785
    Accrued insurance                            1,217,713              1,217,713          1,217,713         1,217,713
    Current portion of debt                      1,552,612              1,072,612            592,612           112,612
                                              ------------           ------------       ------------      ------------
    Total current liabilities                   52,522,490             74,419,005         74,160,977        73,487,314

Long term debt SCF                             179,185,645            153,312,667        132,602,755       115,005,373
Long term debt, Senior note offering                    --                     --                 --                --
Long-term debt, 12 3/4% Senior Notes            33,028,125             33,028,125         33,028,125        33,028,125
Long-term debt, other                            4,178,274              4,058,274          3,938,274         3,818,274
Liabilities subject to compromise                       --                     --                 --                --
Other liabilities                                4,766,372              4,766,372          3,516,372         3,516,372
                                              ------------           ------------       ------------      ------------
    TOTAL LIABILITIES                          273,680,907            269,584,443        247,246,502       228,855,458

Stockholders equity:
    Convertible preferred stock - Series B              --                     --                 --                --
    Convertible preferred stock - Series C              --                     --                 --                --
    Common Stock Warrants, PIC                  65,000,000             65,000,000         65,000,000        65,000,000
    Retained earnings (accumulated deficit)             --              9,931,785         25,217,756        43,703,025
                                              ------------           ------------       ------------      ------------
    Total stockholders equity                   65,000,000             74,931,785         90,217,756       108,703,025
                                              ------------           ------------       ------------      ------------
    TOTAL LIABILITIES AND EQUITY              $338,680,907           $344,516,228       $337,464,259      $337,558,483
                                              ============           ============       ============      ============

                                            PRELIMINARY DRAFT; SUBJECT TO CHANGE

         THE DEBTORS AND REORGANIZED METAL MANAGEMENT AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)
                                (DOLLARS ACTUAL)


                                           Pre-Effective Date,
                                                Debtors                         Reorganized Metal Management
                                           -------------------       -------------------------------------------------
                                                 Fiscal                 Fiscal             Fiscal            Fiscal
                                                  2001                   2002               2003              2004
                                              ------------           ------------       ------------      ------------

OPERATING ACTIVITIES
Net income (loss)                             $(58,366,218)          $  9,931,785       $ 15,285,972      $ 18,485,269
Depreciation & Amortization                     27,785,872             21,384,252         23,598,538        16,312,823
Financing Accretion/Amortization                 8,237,962                     --                 --                --
Deferred taxes                                  (6,736,139)                    --                 --                --
Non-recurring (non-cash)                         2,638,528                     --                 --                --
Equity in joint ventures                           685,032                     --                 --                --
Other                                            1,687,930              1,550,000                 --                --
Changes in working capital                      28,324,966             (1,193,058)        (2,074,597)       (1,100,710)
                                              ------------           ------------       ------------      ------------
NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES                          $  4,257,934           $ 31,672,978       $ 36,809,913      $ 33,697,382
                                              ============           ============       ============      ============
INVESTING ACTIVITIES
Purchases of fixed assets                      (10,092,235)           (16,000,000)       (15,500,000)      (15,500,000)
Disposals of fixed assets                          575,021             10,800,000                 --                --
Note payment from Superior Forge                    83,854                     --                 --                --
Investment in joint ventures                      (253,414)                    --                 --                --
                                              ------------           ------------       ------------      ------------
NET CASH PROVIDED (USED) BY
INVESTING ACTIVITIES                          $ (9,686,774)          $ (5,200,000)      $(15,500,000)     $(15,500,000)
                                              ============           ============       ============      ============
FINANCING ACTIVITIES
Borrowings from SCF                            490,837,101             14,483,217          7,244,909         8,855,470
Repayments to SCF                             (482,621,579)           (40,356,195)       (27,954,822)      (26,452,852)
Fees paid to renew SCF                          (2,789,049)                    --                 --                --
Repurchase of common stock                         (67,188)                    --                 --                --
Payments of long term debt                        (417,137)              (600,000)          (600,000)         (600,000)
                                              ------------           ------------       ------------      ------------
NET CASH PROVIDED (USED) BY
FINANCING ACTIVITIES                          $  4,942,148           $(26,472,978)      $(21,309,913)     $(18,197,382)
                                              ============           ============       ============      ============
NET CASH PROVIDED (USED)                      $   (486,692)          $         (0)      $         --      $         --
                                              ============           ============       ============      ============
CASH AT BEGINNING OF PERIOD                   $  1,396,455           $    909,763       $    909,763      $    909,763
CASH AT END OF PERIOD                         $    909,763           $    909,763       $    909,763      $    909,763
